Exhibit 99.1

Press Release

For Immediate Release

Contact: David A. Brager
President and Chief Executive Officer
(909) 980-4030

CVB Financial Corp. Reports Earnings for the Fourth Quarter and the Year Ended 2023

Fourth Quarter 2023

●	Net Earnings of $48.5 million, or $0.35 per share
●	FDIC Special Assessment of $9.2 million ($0.04 decrease in EPS)

Full Year 2023

●	Net Earnings of $221.4 million, or $1.59 per share
●	Efficiency Ratio of 42.0%
●	Return on Average Assets of 1.35%
●	Return on Average Tangible Common Equity of 18.48%

Ontario, Calif., January 24, 2024-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (the “Company”), announced earnings for the quarter and the year ended December 31, 2023.

CVB Financial Corp. reported net income of $48.5 million for the quarter ended December 31, 2023, compared with $57.9 million for the third quarter of 2023 and $66.2 million for the fourth quarter of 2022. Diluted earnings per share were $0.35 for the fourth quarter, compared to $0.42 for the prior quarter and $0.47 for the same period last year. Fourth quarter net income was negatively impacted by a $9.2 million expense accrual for the FDIC’s final rule that implements a special assessment that will be collected over eight quarters starting in 2024. Net income of $48.5 million for the fourth quarter of 2023 produced an annualized return on average equity (“ROAE”) of 9.65%, an annualized return on average tangible common equity (“ROATCE”) of 16.21%, and an annualized return on average assets (“ROAA”) of 1.19%.

For the year ended December 31, 2023, the Company reported net income of $221.4 million, compared with $235.4 million for the year ended December 31, 2022. Diluted earnings per share were $1.59 for the year ended December 31, 2023, compared to $1.67 for the same period last year. For the year ended December 31, 2023, ROAA was 1.35% and ROATCE was 18.48%, which compares to a 1.39% ROAA and 18.85% ROATCE for 2022.

David Brager, President and Chief Executive Officer of Citizens Business Bank, commented, “During the course of 2023, Citizens Business Bank not only remained safe and sound but also produced earnings that were the second highest in the Company’s history, despite the difficult operating environment. We remain committed to our strategy of banking the best small to medium sized businesses and their owners. We work hard to earn and maintain the trust of our customers and business partners, and we wish to thank our customers and associates for their loyalty and dedication over the past year.”

Highlights for the Fourth Quarter of 2023

●	Pretax Pre-Provision income was $72.6 million, down $10 million or 12%, predominately driven by the $9.2 million FDIC special assessment expense

●	Net interest margin of 3.26%, declined by 5 basis points compared to prior quarter

●	$2 million recapture of provision for credit losses

●	Investment securities declined by $214 million on average compared to prior quarter

●	BOLI restructuring resulted in $49 million increase in value from the prior quarter

●	Noninterest-bearing deposits were 61% of total deposits, on average, for the quarter

●	Total deposits decreased by $429 million on average compared to prior quarter

●	Total borrowings increased by $267 million, on average, from the prior quarter

●	TCE Ratio = 8.5% & CET1 = 14.6%

Highlights for the Full Year 2023

●	Pretax Pre-Provision income was $317.4 million, down from $338.9 million in 2022, primarily driven by the FDIC special assessment

●	Net interest margin of 3.31%, compared to 3.30% for 2022

●	Efficiency Ratio of 42%, compared with 39% for 2022

●	Investments declined by approximately $400 million from year end 2022 to December 31, 2023

●	Loans declined by approximately $174 million from year end 2022 to December 31, 2023

●	Total deposits declined by approximately $1.4 billion from year end 2022 to December 31, 2023

●	Noninterest-bearing deposits were 63% of total deposits at December 31, 2023

●	Total borrowings increased by approximately $1.1 billion from year end 2022 to December 31, 2023

INCOME STATEMENT HIGHLIGHTS

	Three Months Ended			Year Ended December 31,
	December 31,	September 30,	December 31,
	2023	2023	2022	2023	2022	2021

	(Dollars in thousands, except per share amounts)
Net interest income	$119,356	$123,371	$137,395	$487,990	$505,513	$414,550
(Provision for) recapture of credit losses	2,000	(2,000)	(2,500)	(2,000)	(10,600)	25,500
Noninterest income	19,163	14,309	12,465	59,330	49,989	47,385
Noninterest expense	(65,930)	(55,058)	(54,419)	(229,886)	(216,555)	(189,787)
Income taxes	(26,081)	(22,735)	(26,773)	(93,999)	(92,922)	(85,127)

Net earnings	$48,508	$57,887	$66,168	$221,435	$235,425	$212,521

Earnings per common share:
Basic	$0.35	$0.42	$0.47	$1.59	$1.67	$1.57
Diluted	$0.35	$0.42	$0.47	$1.59	$1.67	$1.56
NIM	3.26%	3.31%	3.69%	3.31%	3.30%	2.97%
ROAA	1.19%	1.40%	1.60%	1.35%	1.39%	1.38%
ROAE	9.65%	11.33%	13.68%	11.03%	11.39%	10.30%
ROATCE	16.21%	18.82%	23.65%	18.48%	18.85%	15.93%
Efficiency ratio	47.60%	39.99%	36.31%	42.00%	38.98%	41.09%
Noninterest expense to average assets, annualized	1.62%	1.33%	1.32%	1.41%	1.28%	1.24%

Net Interest Income

Net interest income was $119.4 million for the fourth quarter of 2023. This represented a $4.0 million, or 3.25%, decline from the third quarter of 2023, and an $18.0 million, or 13.13%, decrease from the fourth quarter of 2022. The quarter-over-quarter decrease in net interest income was primarily due to a $253.4 million decrease in average earning assets and a five basis point decline in net interest margin. The decline in net interest income compared to the fourth quarter of 2022 was due to a 43 basis point decrease in net interest margin and a $216.5 million decline in average earning assets.

Net interest income of $488.0 million for the year ended December 31, 2023, decreased $17.5 million, or 3.47%, compared to the same period of 2022. Interest income grew by $91.7 million, or 17.81% in 2023, offset by a $109.2 million increase in interest expense year-over-year. Cost of funds for 2023 increased by 77 basis points over 2022, while the earning asset yield grew by 74 basis points. Average earning assets declined by $610.4 million year-over-year.

Net Interest Margin

Our tax equivalent net interest margin was 3.26% for the fourth quarter of 2023, compared to 3.31% for the third quarter of 2023 and 3.69% for the fourth quarter of 2022. The five basis point decrease in our net interest margin compared to the third quarter of 2023, was the result of a 17 basis point increase in our cost of funds, offset by a 12 basis point increase in our interest-earning asset yield. The 12 basis point increase in our interest-earning asset yield was due to an 11 basis point increase in loan yields, a seven basis point increase in security yields, and a quarter-over-quarter change in the composition of average earning assets, with investment securities decreasing from approximately 37% of average earnings assets to 36%. Cost of funds increased in the fourth quarter, as cost of deposits and customer repurchases increased by 10 basis points to 0.61%. Average borrowings for the fourth quarter of 2023 of $1.59 billion had an average cost of 4.91%. On average, borrowings increased $267.2 million during the fourth quarter. The decrease in net interest margin of 43 basis points, compared to the fourth quarter of 2022, was primarily the result of a 96 basis point increase in cost of funds. Total cost of funds of 1.09% for the fourth quarter of 2023 increased from 0.13% for the year ago quarter. This 96 basis point increase in cost of funds was the result of a 1.37% increase in the cost of interest-bearing deposits and an increase in average borrowings of $1.42 billion. Borrowings had an average cost of 4.91% for the fourth quarter of 2023, compared to an average cost of 4.49% for the prior year quarter. A 49 basis point increase in earning asset yields over the prior year quarter partially offset the increase in funding costs. Included in the higher earning asset yields, were higher loan yields, which grew from 4.78% for the fourth quarter of 2022 to 5.18% for the fourth quarter of 2023. Additionally, the yield on investment securities increased by 35 basis points from the prior year quarter, primarily due to the positive spread generated from the pay-fixed swaps, in which the Company receives daily SOFR and pays a weighted average fixed cost of approximately 3.8%.

Earning Assets and Deposits

On average, earning assets declined by $253.4 million, compared to the third quarter of 2023 and declined by $216.5 million when compared to the fourth quarter of 2022. The $253.4 million quarter-over-quarter decrease in earning assets resulted from a $214.4 million decline in average investment securities and a $30.3 million decrease in average earning balances due from the Federal Reserve. Compared to the fourth quarter of 2022, the average balance of investment securities decreased by $514.1 million, while the average amount of funds held at the Federal Reserve increased by $312.2 million. Noninterest-bearing deposits declined on average by $362.3 million, or 4.64%, from the third quarter of 2023 and interest-bearing deposits and customer repurchase agreements declined on average by $106.2 million. Compared to the fourth quarter of 2022, total deposits and customer repurchase agreements declined on average by $1.75 billion, or 12.33%, including a decline of $1.25 billion in noninterest-bearing deposits. On average, noninterest-bearing deposits were 61.30% of total deposits during the most recent quarter, compared to 62.09% for the third quarter of 2023 and 63.58% for the fourth quarter of 2022.

	Three Months Ended
SELECTED FINANCIAL HIGHLIGHTS	December 31, 2023		September 30, 2023		December 31, 2022

	(Dollars in thousands)
Yield on average investment securities (TE)	2.71%		2.64%		2.36%
Yield on average loans	5.18%		5.07%		4.78%
Yield on average earning assets (TE)	4.30%		4.18%		3.82%
Cost of deposits	0.62%		0.52%		0.08%
Cost of funds	1.09%		0.92%		0.13%
Net interest margin (TE)	3.26%		3.31%		3.69%

Average Earning Asset Mix	Avg	% of Total	Avg	% of Total	Avg	% of Total
Total investment securities	$5,328,208	36.38%	$5,542,590	37.20%	$5,842,283	39.31%
Interest-earning deposits with other institutions	443,773	3.03%	473,391	3.18%	133,931	0.90%
Loans	8,856,654	60.47%	8,862,462	59.48%	8,868,673	59.67%
Total interest-earning assets	14,646,647		14,900,003		14,863,178

	Year Ended December 31,
SELECTED FINANCIAL HIGHLIGHTS	2023		2022		2021

	(Dollars in thousands)
Yield on average investment securities (TE)	2.52%		2.03%		1.56%
Yield on average loans	5.04%		4.49%		4.42%
Yield on average earning assets (TE)	4.10%		3.36%		3.02%
Cost of deposits	0.41%		0.05%		0.04%
Cost of funds	0.83%		0.06%		0.05%
Net interest margin (TE)	3.31%		3.30%		2.97%

Average Earning Asset Mix	Avg	% of Total	Avg	% of Total	Avg	% of Total
Total investment securities	$5,579,488	37.63%	$5,939,554	38.47%	$4,058,459	28.79%
Interest-earning deposits with other institutions	331,156	2.23%	804,744	5.21%	1,953,209	13.86%
Loans	8,893,335	59.97%	8,676,820	56.20%	8,065,877	57.22%
Total interest-earning assets	14,829,057		15,439,427		14,095,233

Provision for Credit Losses

The fourth quarter of 2023 included a $2.0 million recapture of provision for credit losses, compared to $2.0 million in provision for credit losses in the third quarter of 2023 and $2.5 million of provision in the fourth quarter of 2022. The year-to-date provision for credit losses of $2.0 million was the result of an overall increase in projected loss rates from 0.94% at the end of 2022 to 0.98% at December 31, 2023. The modest changes in projected loss rates continue to be driven primarily by economic forecast changes to various macroeconomic variables such as GDP growth, commercial real estate values and the rate of unemployment.

For the year ended December 31, 2022, we recorded $10.6 million in provision for credit losses, due to both core loan growth of approximately $600 million and a deteriorating economic forecast of key macroeconomic variables.

Noninterest Income

Noninterest income was $19.2 million for the fourth quarter of 2023, compared with $14.3 million for the third quarter of 2023 and $12.5 million for the fourth quarter of 2022. Fourth quarter income from Bank Owned Life Insurance (“BOLI”) increased by $6.4 million from the third quarter of 2023 and by $6.5 million compared to the fourth quarter of 2022. At the end of the fourth quarter of 2023, the Company restructured its BOLI assets by surrendering various policies valued at approximately $68 million, resulting in a write-down of asset values of approximately $4.5 million and additional income tax expense and penalties of approximately $6.5 million. This combined restructuring charge of $10.9 million, was offset by increases to the cash surrender value of new policies purchased during the quarter, resulting in an increase to noninterest income of $6.5 million. The fourth quarter of 2023 included a $1.1 million increase in CRA investment income due to underlying asset valuation increases, while the third quarter of 2023 included approximately $2.6 million in gain from an equity fund distribution related to a CRA investment. Service charges on deposits decreased by $87,000, or 1.72% over the third quarter of 2023 and declined by $782,000, or 13.58% in comparison to the fourth quarter of 2022. Trust and investment service fees declined by $165,000 or 5.1% from the prior quarter, but increased by $214,000, or 7.5% compared to the year-ago quarter.

For the year ended December 31, 2023, noninterest income was $59.3 million, compared to $50.0 million for 2022. 2023 included the $2.6 million gain from the equity fund distribution, while 2022 included a $2.4 million net gain on the sale of one of our properties. Service charges on deposit accounts decreased by $1.2 million, or 5.44% from the year ended December 31, 2022. Trust management fees increased by $1.0 million, or 12.1% compared to 2022. Income from BOLI increased by $7.4 million from the prior year, primarily due to the $6.5 million increase in cash surrender value resulting from the surrender and redeployment of the BOLI policies at the end 2023.

Noninterest Expense

Noninterest expense for the fourth quarter of 2023 was $65.9 million, compared to $55.0 million for the third quarter of 2023 and $54.4 million for the fourth quarter of 2022. The $10.9 million quarter-over-quarter increase was primarily due to the expense from accruing the estimated FDIC special assessment. On November 16, 2023, the FDIC Board of Directors approved a final rule to implement a special assessment to recover the loss to the Deposit Insurance Fund (DIF) associated with protecting uninsured depositors following the closures of Silicon Valley Bank and Signature Bank. As a result, the Company recorded noninterest expense of $9.2 million associated with the FDIC special assessment in the fourth quarter of 2023. The fourth quarter of 2023 included $500,000 in recapture of provision for unfunded loan commitments, compared to $900,000 in recapture for the third quarter of 2023 and no provision for the fourth quarter of 2022. Salaries and employee benefit costs increased $908,000, marketing and promotion expense increased $464,000, due to increased donations, professional services increased $300,000, and legal expense increased $290,000 quarter-over-quarter. The $908,000 quarter-over-quarter increase in staff related expenses included $250,000 in higher employee benefit costs associated with the year-end holidays. The $11.5 million increase in noninterest expense year-over-year was impacted by the $9.2 million FDIC special assessment. Year-over-year expense growth included increased staff related expenses of $1.5 million, or 4.4%. This increase included a $550,000 decline in contra expense for deferred origination costs, resulting from a decline in loan originations in the fourth quarter of 2023, when compared to the prior year. Marketing and promotion expense increased by $380,000, and computer software expense increased by $317,000, or 9.4%, when compared to the fourth quarter of 2022. As a percentage of average assets, noninterest expense was 1.62% for the fourth quarter of 2023, compared to 1.33% for the third quarter of 2023 and 1.32% for the fourth quarter of 2022. Excluding the impact of the FDIC special assessment, the noninterest expense ratio for the fourth quarter of 2023 was 1.39%. The efficiency ratio for the fourth quarter of 2023 was 47.60%, or 40.98% excluding the FDIC special assessment, compared to 39.99% for the third quarter of 2023 and 36.31% for the fourth quarter of 2022.

Noninterest expense of $229.9 million for the year ended December 31, 2023 was $13.3 million higher than the prior year. The year-over-year increase included a $12.2 million increase in regulatory assessments, including the $9.2 million FDIC special assessment, and a $7.6 million increase in salaries and employee benefits, primarily due to inflationary pressures on salaries and benefits and a $2.9 million decline in the contra expense for deferred origination costs due to fewer loan originations. These increases were partially offset by a $6.0 million decrease in acquisition expense. As a percentage of average assets, noninterest expense was 1.41% for 2023, compared to 1.28% for 2022. The efficiency ratio was 42.00% for the year ended 2023, compared to 38.98% for the same period of 2022.

Income Taxes

Our effective tax rate for the fourth quarter of 2023 was 34.97% and was 29.80% for the year ended December 31, 2023, compared with 28.81% for the fourth quarter and 28.30% for year-to-date 2022. During the fourth quarter and full year of 2023, our effective tax rate was impacted by approximately $6.5 million in income tax expense and penalties resulting from the surrender of certain BOLI policies. Our estimated annual effective tax rate can vary depending upon the level of tax-advantaged income from municipal securities and BOLI, as well as available tax credits.

BALANCE SHEET HIGHIGHTS

Assets

The Company reported total assets of $16.02 billion at December 31, 2023. This represented an increase of $118.0 million, or 0.74%, from total assets of $15.90 billion at September 30, 2023. The increase in assets includes a $58.1 million increase in investment securities, a $45.7 million increase in interest-earning balances due from the Federal Reserve, a $49.2 million increase in BOLI and a $29.4 million increase in net loans.

Total assets at December 31, 2023 decreased by $455.5 million, or 2.76%, from total assets of $16.48 billion at December 31, 2022. The decrease in assets was primarily due to a $388.8 million decrease in investment securities and a $176.2 million decrease in net loans, partially offset by an increase of $64.7 million in interest-earning balances due from the Federal Reserve and a $53.2 million increase in the cash surrender value of BOLI.

Investment Securities and BOLI

Total investment securities were $5.42 billion at December 31, 2023, an increase of $58.1 million, or 1.08% from September 30, 2023, and a decrease of $388.8 million, or 6.69%, from $5.81 billion at December 31, 2022.

At December 31, 2023, investment securities held-to-maturity (“HTM”) totaled $2.46 billion, a decrease of $24.8 million, or 1.00% from September 30, 2023, and a decrease of $89.7 million, or 3.51%, from December 31, 2022.

At December 31, 2023, investment securities available-for-sale (“AFS”) totaled $2.96 billion, inclusive of a pre-tax net unrealized loss of $449.8 million. AFS securities increased by $83.0 million, or 2.89% from September 30, 2023 and decreased by $299.1 million, or 9.19%, from $3.26 billion at December 31, 2022. Pre-tax unrealized loss declined by $178.7 million from September 30, 2023 and decreased by $50.3 million from December 31, 2022.

Combined, the AFS and HTM investments in mortgage backed securities (“MBS”) and collateralized mortgage obligations (“CMO”) totaled $4.36 billion or approximately 80% of the total investment securities at December 31, 2023. Virtually all of our MBS and CMO are issued or guaranteed by government or government sponsored enterprises, which have the implied guarantee of the U.S. Government. In addition, at December 31, 2023, we had $562.9 million of Government Agency securities, that represent approximately 10.4% of the total investment securities.

Our combined AFS and HTM municipal securities totaled $493.6 million as of December 31, 2023, or 9.1% of our total investment portfolio. These securities are located in 35 states. Our largest concentrations of holdings by state, as a percentage of total municipal bonds, are located in Texas at 15.89%, Minnesota at 11.28%, California at 9.58%, Ohio at 6.25%, Massachusetts at 6.15%, and Washington at 5.80%.

At December 31, 2023, the Company had $308.7 million of Bank Owned Life insurance (“BOLI”). The $49.2 million increase in value of BOLI, when compared to September 30, 2023, was primarily due to a restructuring of the Company’s life insurance policies, including a $4.5 million write-down in value on surrender policies that was offset by a $10.9 million enhancement to cash surrender values, as well as additional policy purchases totaling $41 million. This restructuring is expected to increase future returns on our BOLI policies resulting in additional non-taxable noninterest income in future years.

Loans

Total loans and leases, at amortized cost, of $8.90 billion at December 31, 2023 increased by $27.3 million, or 0.31%, from September 30, 2023. The quarter-over quarter increase in loans included increases of $61.4 million in dairy & livestock and agribusiness loans, $31.8 million in commercial and industrial loans, and $3.7 million in construction loans, partially offset by decreases of $58.6 million in commercial real estate loans and $12.5 million in SBA loans.

Total loans and leases, at amortized cost, decreased by $174.5 million, or 1.92%, from December 31, 2022. After adjusting for PPP loans, which declined by $6.4 million, our core loans decreased by $168.1 million, or 1.85% from December 31, 2022. The $168.1 million decreases included $100.4 million in commercial real estate loans, $21.5 million in construction loans, $20.7 million in dairy & livestock and agribusiness loans, $20.3 million in SBA loans, $7.5 million in municipal lease financings, and $22.7 million in consumer and other loans, partially offset by an increase of $21.2 million in commercial and industrial loans.

Asset Quality

During the fourth quarter of 2023, we experienced credit charge-offs of $181,000 and total recoveries of $28,000, resulting in net charge-offs of $153,000. The allowance for credit losses (“ACL”) totaled $86.8 million at December 31, 2023, compared to $89.0 million at September 30, 2023 and $85.1 million at December 31, 2022. The ACL was increased by $1.7 million in 2023, including a $2.0 million provision for credit losses. At December 31, 2023, ACL as a percentage of total loans and leases outstanding was 0.98%. This compares to 1.00% and 0.94% at September 30, 2023 and December 31, 2022, respectively.

Nonperforming loans, defined as nonaccrual loans, including modified loans on nonaccrual, plus loans 90 days past due and accruing interest, and nonperforming assets, defined as nonperforming plus OREO, are highlighted below.

Nonperforming Assets and Delinquency Trends	December 31, 2023	September 30, 2023		December 31, 2022

Nonperforming loans	(Dollars in thousands)
Commercial real estate	$15,440	$3,655		$2,657
SBA	969	1,050		443
SBA - PPP	-	-		-
Commercial and industrial	4,509	4,672		1,320
Dairy & livestock and agribusiness	60	243		477
SFR mortgage	324	339		-
Consumer and other loans	-	4		33

Total	$21,302	$9,963	[1]	$4,930

% of Total loans	0.24%	0.11%		0.05%
OREO
Commercial real estate	$-	$-		$-
SFR mortgage	-	-		-

Total	$-	$-		$-
Total nonperforming assets	$21,302	$9,963		$4,930

% of Nonperforming assets to total assets	0.13%	0.06%		0.03%

Past due 30-89 days (accruing)
Commercial real estate	$300	$136		$-
SBA	108	-		556
Commercial and industrial	12	-		-
Dairy & livestock and agribusiness	-	-		-
SFR mortgage	201	-		388
Consumer and other loans	18	-		175

Total	$639	$136		$1,119

% of Total loans	0.01%	0.00%		0.01%
Classified Loans	$102,197	$92,246		$78,658

[1] Includes $2.6 million of nonaccrual loans past due 30-89 days.

The $11.3 million increase in nonperforming loans from September 30,2023 was primarily due to one nonperforming commercial real estate loan. Classified loans are loans that are graded “substandard” or worse. Classified loans increased $10 million quarter-over-quarter, primarily due to a $9.8 million increase in classified commercial real estate loans.

Deposits & Customer Repurchase Agreements

Deposits of $11.43 billion and customer repurchase agreements of $271.6 million totaled $11.71 billion at December 31, 2023. This represented a net decrease of $923.1 million compared to September 30, 2023. Deposits and customer repurchases decreased on average from the prior quarter by $468.5 million, or 3.63%. Total deposits and customer repurchase agreements decreased $1.7 billion, or 12.66% when compared to $13.4 billion at December 31, 2022.

Noninterest-bearing deposits were $7.21 billion at December 31, 2023, a decrease of $380.5 million, or 5.02%, when compared to $7.59 billion at September 30, 2023. Noninterest-bearing deposits decreased by $958.2 million, or 11.74% when compared to $8.16 billion at December 31, 2022. At December 31, 2023, noninterest-bearing deposits were 63.03% of total deposits, compared to 61.39% at September 30, 2023 and 63.60% at December 31, 2022.

Borrowings

As of December 31, 2023, total borrowings, consisted of $1.91 billion of one-year advances from the Federal Reserve’s Bank Term Funding Program, at an average cost of 4.8% and $160 million of overnight Federal Home Loan Bank advances, at an average cost of approximately 5.7%. The Bank Term Funding Program advances include maturities of approximately $700,000 in May and $1.2 million in December of 2024.

Capital

The Company’s total equity was $2.08 billion at December 31, 2023. This represented an overall increase of $129.5 million from total equity of $1.95 billion at December 31, 2022. Increases to equity included $221.4 million in net earnings and a $31.2 million increase in other comprehensive income, that were partially offset by $111.6 million in cash dividends. We engaged in no stock repurchases during the second, third and fourth quarters of 2023. In the first quarter of 2023, we repurchased, under our 10b5-1 stock repurchase plan, 791,800 shares of common stock, at an average repurchase price of $23.43, totaling $18.5 million. This 10b5-1 plan expired on March 2, 2023. Our tangible book value per share at December 31, 2023 was $9.31.

Our capital ratios under the revised capital framework referred to as Basel III remain well-above regulatory standards.

		CVB Financial Corp. Consolidated
Capital Ratios	Minimum Required Plus Capital Conservation Buffer	December 31, 2023	September 30, 2023	December 31, 2022

Tier 1 leverage capital ratio	4.0%	10.3%	10.0%	9.5%
Common equity Tier 1 capital ratio	7.0%	14.6%	14.4%	13.5%
Tier 1 risk-based capital ratio	8.5%	14.6%	14.4%	13.5%
Total risk-based capital ratio	10.5%	15.5%	15.3%	14.4%

Tangible common equity ratio		8.5%	7.7%	7.4%

CitizensTrust

As of December 31, 2023 CitizensTrust had approximately $4.0 billion in assets under management and administration, including $2.81 billion in assets under management. Revenues were $3.1 million for the fourth quarter of 2023 and $12.6 million for the year ended December 31, 2023, compared to $2.9 million and $11.5 million, respectively, for the same periods of 2022. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank. CVBF is one of the 10 largest bank holding companies headquartered in California with approximately $16 billion in total assets. Citizens Business Bank is consistently recognized as one of the top performing banks in the nation and offers a wide array of banking, lending and investing services with more than 60 banking centers and three trust office locations serving California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF”. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.

Conference Call

Management will hold a conference call at 7:30 a.m. PST/10:30 a.m. EST on Thursday, January 25, 2024 to discuss the Company’s fourth quarter and year-ended 2023 financial results. The conference call can be accessed live by registering at: https://register.vevent.com/register/BIcc59d6a452a8423c98659899447afe0e

The conference call will also be simultaneously webcast over the Internet; please visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call and will be available on the website for approximately 12 months.

Safe Harbor

Certain statements set forth herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “will likely result”, “aims”, “anticipates”, “believes”, “could”, “estimates”, “expects”, “hopes”, “intends”, “may”, “plans”, “projects”, “seeks”, “should”, “will,” “strategy”, “possibility”, and variations of these words and similar expressions help to identify these forward-looking statements, which involve risks and uncertainties that could cause actual results or performance to differ materially from those projected. These forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies, goals and statements about the Company’s outlook regarding revenue and asset growth, financial performance and profitability, capital and liquidity levels, loan and deposit levels, growth and retention, yields and returns, loan diversification and credit management, stockholder value creation, tax rates, the impact of economic developments, and the impact of acquisitions we have made or may make. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company, and there can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors, in addition to those set forth below, could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements.

General risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct business; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation/deflation, interest rate, market and monetary fluctuations; the effect of acquisitions we have made or may make, including, without limitation, the failure to obtain the necessary regulatory approvals, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions, and/or the failure to effectively integrate an acquisition target and key personnel into our operations; the timely development of competitive products and services and the acceptance of these products and services by new and existing customers; the impact of changes in financial services policies, laws, and regulations, including those concerning banking, taxes, securities, and insurance, and the application thereof by regulatory agencies; the effectiveness of our risk management framework and quantitative models; changes in the level of our nonperforming assets and charge-offs; the transition away from USD LIBOR and uncertainties regarding potential alternative reference rates, including SOFR; the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the U.S. Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible credit related impairments or declines in the fair value of loans and securities held by us; possible impairment charges to goodwill on our balance sheet; changes in customer spending, borrowing, and savings habits; the effects of our lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; periodic fluctuations in commercial or residential real estate prices or values; our ability to attract or retain deposits or to access government or private lending facilities and other sources of liquidity; the possibility that we may reduce or discontinue the payment of dividends on our common stock; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; technological changes in banking and financial services; geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism, and/or military conflicts, which could impact business and economic conditions in the United States and abroad; catastrophic events or natural disasters, including earthquakes, drought, climate change or extreme weather events that may affect our assets, communications or computer services, customers, employees or third party vendors; public health crises and pandemics, and their effects on the economic and business environments in which we operate, including on our asset credit quality, business operations, and employees, as well as the impact on general economic and financial market conditions; cybersecurity threats and the costs of defending against them, including the costs of compliance with legislation or regulations to combat cybersecurity threats; our ability to recruit and retain key executives, board members and other employees, and our ability to comply with federal and state in employment laws and regulations; ongoing or unanticipated regulatory or legal proceedings or outcomes; and our ability to manage the risks involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s 2022 Annual Report on Form 10-K filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

Non-GAAP Financial Measures — Certain financial information provided in this earnings release has not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and is presented on a non-GAAP basis. Investors and analysts should refer to the reconciliations included in this earnings release and should consider the Company’s non-GAAP measures in addition to, not as a substitute for or as superior to, measures prepared in accordance with GAAP. These measures may or may not be comparable to similarly titled measures used by other companies.

###

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	December 31, 2023	September 30, 2023	December 31, 2022
Cash and due from banks	$171,396	$176,488	$158,236
Interest-earning balances due from Federal Reserve	109,889	64,207	45,225

Total cash and cash equivalents	281,285	240,695	203,461

Interest-earning balances due from depository institutions	8,216	4,108	9,553
Investment securities available-for-sale	2,956,125	2,873,163	3,255,211
Investment securities held-to-maturity	2,464,610	2,489,441	2,554,301

Total investment securities	5,420,735	5,362,604	5,809,512

Investment in stock of Federal Home Loan Bank (FHLB)	18,012	18,012	27,627
Loans and lease finance receivables	8,904,910	8,877,632	9,079,392
Allowance for credit losses	(86,842)	(88,995)	(85,117)

Net loans and lease finance receivables	8,818,068	8,788,637	8,994,275

Premises and equipment, net	44,709	44,561	46,698
Bank owned life insurance (BOLI)	308,706	259,468	255,528
Intangibles	15,291	16,736	21,742
Goodwill	765,822	765,822	765,822
Other assets	340,149	402,372	342,322

Total assets	$16,020,993	$15,903,015	$16,476,540

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$7,206,175	$7,586,649	$8,164,364
Investment checking	552,408	560,223	723,870
Savings and money market	3,278,664	3,906,187	3,653,385
Time deposits	396,395	305,727	294,626

Total deposits	11,433,642	12,358,786	12,836,245
Customer repurchase agreements	271,642	269,552	565,431
Other borrowings	2,070,000	1,120,000	995,000
Other liabilities	167,737	203,276	131,347

Total liabilities	13,943,021	13,951,614	14,528,023

Stockholders’ Equity
Stockholders’ equity	2,401,541	2,378,539	2,303,313
Accumulated other comprehensive loss, net of tax	(323,569)	(427,138)	(354,796)

Total stockholders’ equity	2,077,972	1,951,401	1,948,517

Total liabilities and stockholders’ equity	$16,020,993	$15,903,015	$16,476,540

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	Three Months Ended			Year Ended
	December 31 , 2023	September 30, 2023	December 31, 2022	2023	2022
Assets
Cash and due from banks	$155,556	$176,133	$180,661	$171,265	$182,701
Interest-earning balances due from Federal Reserve	437,554	467,873	125,350	323,881	795,753

Total cash and cash equivalents	593,110	644,006	306,011	495,146	978,454

Interest-earning balances due from depository institutions	6,219	5,518	8,581	7,275	8,991
Investment securities available-for-sale	2,849,423	3,040,965	3,273,149	3,066,287	3,532,587
Investment securities held-to-maturity	2,478,785	2,501,625	2,569,134	2,513,201	2,406,967

Total investment securities	5,328,208	5,542,590	5,842,283	5,579,488	5,939,554

Investment in stock of FHLB	18,012	21,560	18,291	25,078	18,309
Loans and lease finance receivables	8,856,654	8,862,462	8,868,673	8,893,335	8,676,820
Allowance for credit losses	(88,943)	(86,986)	(82,612)	(86,908)	(78,159)

Net loans and lease finance receivables	8,767,711	8,775,476	8,786,061	8,806,427	8,598,661

Premises and equipment, net	44,768	45,315	47,327	45,488	50,048
Bank owned life insurance (BOLI)	236,055	258,485	256,216	251,989	258,779
Intangibles	15,993	17,526	22,610	18,434	25,376
Goodwill	765,822	765,822	765,822	765,822	764,143
Other assets	393,227	357,280	341,958	351,025	269,346

Total assets	$16,169,125	$16,433,578	$16,395,160	$16,346,172	$16,911,661

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$7,450,856	$7,813,120	$8,702,899	$7,793,336	$8,839,577
Interest-bearing	4,703,144	4,769,897	4,985,591	4,644,582	5,225,081

Total deposits	12,154,000	12,583,017	13,688,490	12,437,918	14,064,658
Customer repurchase agreements	301,330	340,809	518,996	421,112	573,307
Other borrowings	1,585,272	1,318,098	161,197	1,352,099	40,655
Payable for securities purchased	551	-	6,022	158	64,801
Other liabilities	133,822	164,624	101,472	128,003	101,777

Total liabilities	14,174,975	14,406,548	14,476,177	14,339,290	14,845,198

Stockholders’ Equity
Stockholders’ equity	2,411,269	2,383,922	2,301,770	2,370,700	2,263,627
Accumulated other comprehensive loss, net of tax	(417,119)	(356,892)	(382,787)	(363,818)	(197,164)

Total stockholders’ equity	1,994,150	2,027,030	1,918,983	2,006,882	2,066,463

Total liabilities and stockholders’ equity	$16,169,125	$16,433,578	$16,395,160	$16,346,172	$16,911,661

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended			Year Ended
	December 31, 2023	September 30, 2023	December 31, 2022	2023	2022
Interest income:
Loans and leases, including fees	$115,721	$113,190	$106,884	$448,295	$389,192
Investment securities:
Investment securities available-for-sale	22,170	22,441	20,091	83,563	68,508
Investment securities held-to-maturity	13,478	13,576	13,837	54,750	49,048

Total investment income	35,648	36,017	33,928	138,313	117,556
Dividends from FHLB stock	431	598	305	1,861	1,207
Interest-earning deposits with other institutions	6,278	6,422	1,001	17,861	6,713

Total interest income	158,078	156,227	142,118	606,330	514,668

Interest expense:
Deposits	18,888	16,517	2,774	51,535	6,830
Borrowings and junior subordinated debentures	19,834	16,339	1,949	66,805	2,325

Total interest expense	38,722	32,856	4,723	118,340	9,155

Net interest income before provision for (recapture of) credit losses	119,356	123,371	137,395	487,990	505,513
Provision for (recapture of) credit losses	(2,000)	2,000	2,500	2,000	10,600

Net interest income after provision for (recapture of) credit losses	121,356	121,371	134,895	485,990	494,913

Noninterest income:
Service charges on deposit accounts	4,975	5,062	5,757	20,219	21,382
Trust and investment services	3,081	3,246	2,867	12,556	11,518
Other	11,107	6,001	3,841	26,555	17,089

Total noninterest income	19,163	14,309	12,465	59,330	49,989

Noninterest expense:
Salaries and employee benefits	35,652	34,744	34,154	139,191	131,596
Occupancy and equipment	5,524	5,618	5,820	22,109	22,737
Professional services	2,707	2,117	2,574	9,082	9,362
Computer software expense	3,679	3,648	3,362	14,051	13,503
Marketing and promotion	2,092	1,628	1,712	6,756	6,296
Amortization of intangible assets	1,446	1,567	1,724	6,452	7,566
(Recapture of) provision for unfunded loan commitments	(500)	(900)	-	(500)	-
Acquisition related expenses	-	-	-	-	6,013
Other	15,330	6,636	5,073	32,745	19,482

Total noninterest expense	65,930	55,058	54,419	229,886	216,555

Earnings before income taxes	74,589	80,622	92,941	315,434	328,347
Income taxes	26,081	22,735	26,773	93,999	92,922

Net earnings	$48,508	$57,887	$66,168	$221,435	$235,425

Basic earnings per common share	$0.35	$0.42	$0.47	$1.59	$1.67

Diluted earnings per common share	$0.35	$0.42	$0.47	$1.59	$1.67

Cash dividends declared per common share	$0.20	$0.20	$0.20	$0.80	$0.77

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended			Year Ended
	December 31, 2023	September 30, 2023	December 31, 2022	2023	2022
Interest income - tax equivalent (TE)	$158,620	$156,771	$142,646	$608,508	$516,409
Interest expense	38,722	32,856	4,723	118,340	9,155

Net interest income - (TE)	$119,898	$123,915	$137,923	$490,168	$507,254

Return on average assets, annualized	1.19%	1.40%	1.60%	1.35%	1.39%
Return on average equity, annualized	9.65%	11.33%	13.68%	11.03%	11.39%
Efficiency ratio [1]	47.60%	39.99%	36.31%	42.00%	38.98%
Noninterest expense to average assets, annualized	1.62%	1.33%	1.32%	1.41%	1.28%
Yield on average loans	5.18%	5.07%	4.78%	5.04%	4.49%
Yield on average earning assets (TE)	4.30%	4.18%	3.82%	4.10%	3.36%
Cost of deposits	0.62%	0.52%	0.08%	0.41%	0.05%
Cost of deposits and customer repurchase agreements	0.61%	0.51%	0.08%	0.41%	0.05%
Cost of funds	1.09%	0.92%	0.13%	0.83%	0.06%
Net interest margin (TE)	3.26%	3.31%	3.69%	3.31%	3.30%
[1] Noninterest expense divided by net interest income before provision for credit losses plus noninterest income.

Tangible Common Equity Ratio (TCE) [2]
CVB Financial Corp. Consolidated	8.51%	7.73%	7.40%
Citizens Business Bank	8.40%	7.63%	7.29%
[2] (Capital - [GW+Intangibles])/(Total Assets - [GW+Intangibles])

Weighted average shares outstanding
Basic	138,368,496	138,345,000	138,890,705	138,332,598	139,652,019
Diluted	138,569,762	138,480,633	139,438,103	138,461,507	140,012,135
Dividends declared	$27,945	$27,901	$27,995	$111,640	$108,146
Dividend payout ratio [3]	57.61%	48.20%	42.31%	50.42%	45.94%
[3] Dividends declared on common stock divided by net earnings.

Number of shares outstanding - (end of period)	139,344,981	139,337,699	139,818,703
Book value per share	$14.91	$14.00	$13.94
Tangible book value per share	$9.31	$8.39	$8.30

	December 31, 2023	September 30, 2023	December 31, 2022
Nonperforming assets:
Nonaccrual loans	$21,302	$9,963	$4,930

Total nonperforming assets	$21,302	$9,963	$4,930

Modified loans/performing troubled debt restructured loans (TDR) [4]	$9,460	$7,304	$7,817

[4] Effective January 1, 2023, performing and nonperforming TDRs are reflected as Loan Modifications to borrowers experiencing financial difficulty.

Percentage of nonperforming assets to total loans outstanding and OREO	0.24%	0.11%	0.05%
Percentage of nonperforming assets to total assets	0.13%	0.06%	0.03%
Allowance for credit losses to nonperforming assets	407.67%	893.26%	1726.51%

	Three Months Ended			Year Ended
	December 31, 2023	September 30, 2023	December 31, 2022	2023	2022
Allowance for credit losses:
Beginning balance	$88,995	$86,967	$82,601	$85,117	$65,019
Suncrest FV PCD loans	-	-	-	-	8,605
Total charge-offs	(181)	(26)	(127)	(405)	(197)
Total recoveries on loans previously charged-off	28	54	143	130	1,090

Net recoveries (charge-offs)	(153)	28	16	(275)	893
Provision for (recapture of) credit losses	(2,000)	2,000	2,500	2,000	10,600

Allowance for credit losses at end of period	$86,842	$88,995	$85,117	$86,842	$85,117

Net recoveries (charge-offs) to average loans	-0.002%	0.000%	0.000%	-0.003%	0.010%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in millions)

Allowance for Credit Losses by Loan Type

	December 31, 2023		September 30, 2023		December 31, 2022
	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type

Commercial real estate	$69.5	1.02%	$70.9	1.04%	$64.8	0.94%
Construction	1.3	1.91%	1.0	1.59%	1.7	1.93%
SBA	2.7	0.99%	3.0	1.08%	2.8	0.97%
Commercial and industrial	9.1	0.94%	9.3	0.99%	10.2	1.08%
Dairy & livestock and agribusiness	3.1	0.75%	3.6	1.01%	4.4	1.01%
Municipal lease finance receivables	0.2	0.29%	0.3	0.33%	0.3	0.36%
SFR mortgage	0.5	0.20%	0.5	0.20%	0.4	0.14%
Consumer and other loans	0.4	0.85%	0.4	0.82%	0.5	0.69%

Total	$86.8	0.98%	$89.0	1.00%	$85.1	0.94%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Quarterly Common Stock Price

	2023		2022		2021
Quarter End	High	Low	High	Low	High	Low
March 31,	$25.98	$16.34	$24.37	$21.36	$25.00	$19.15
June 30,	$16.89	$10.66	$25.59	$22.37	$22.98	$20.50
September 30,	$19.66	$12.89	$28.14	$22.63	$20.86	$18.72
December 31,	$21.77	$14.62	$29.25	$25.26	$21.85	$19.00

Quarterly Consolidated Statements of Earnings

	Q4	Q3	Q2	Q1	Q4
	2023	2023	2023	2023	2022
Interest income
Loans and leases, including fees	$115,721	$113,190	$110,990	$108,394	$106,884
Investment securities and other	42,357	43,037	38,249	34,392	35,234

Total interest income	158,078	156,227	149,239	142,786	142,118

Interest expense
Deposits	18,888	16,517	10,765	5,365	2,774
Other borrowings	19,834	16,339	18,939	11,693	1,949

Total interest expense	38,722	32,856	29,704	17,058	4,723

Net interest income before (recapture of) provision for credit losses	119,356	123,371	119,535	125,728	137,395
(Recapture of) provision for credit losses	(2,000)	2,000	500	1,500	2,500

Net interest income after (recapture of) provision for credit losses	121,356	121,371	119,035	124,228	134,895

Noninterest income	19,163	14,309	12,656	13,202	12,465
Noninterest expense	65,930	55,058	54,017	54,881	54,419

Earnings before income taxes	74,589	80,622	77,674	82,549	92,941
Income taxes	26,081	22,735	21,904	23,279	26,773

Net earnings	$48,508	$57,887	$55,770	$59,270	$66,168

Effective tax rate	34.97%	28.20%	28.20%	28.20%	28.81%

Basic earnings per common share	$0.35	$0.42	$0.40	$0.42	$0.47
Diluted earnings per common share	$0.35	$0.42	$0.40	$0.42	$0.47

Cash dividends declared per common share	$0.20	$0.20	$0.20	$0.20	$0.20

Cash dividends declared	$27,945	$27,901	$27,787	$28,007	$27,995

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Loan Portfolio by Type

	December 31,	September 30,	June 30,	March 31,	December 31,
	2023	2023	2023	2023	2022

Commercial real estate	$6,784,505	$6,843,059	$6,904,095	$6,950,302	$6,884,948
Construction	66,734	63,022	68,836	83,992	88,271
SBA	270,619	283,124	278,904	283,464	290,908
SBA - PPP	2,736	3,233	5,017	5,824	9,087
Commercial and industrial	969,895	938,064	956,242	898,167	948,683
Dairy & livestock and agribusiness	412,891	351,463	298,247	307,820	433,564
Municipal lease finance receivables	73,590	75,621	77,867	79,552	81,126
SFR mortgage	269,868	268,171	263,201	262,324	266,024
Consumer and other loans	54,072	51,875	54,988	71,044	76,781

Gross loans, at amortized cost	8,904,910	8,877,632	8,907,397	8,942,489	9,079,392
Allowance for credit losses	(86,842)	(88,995)	(86,967)	(86,540)	(85,117)

Net loans	$8,818,068	$8,788,637	$8,820,430	$8,855,949	$8,994,275

Deposit Composition by Type and Customer Repurchase Agreements

	December 31,	September 30,	June 30,	March 31,	December 31,
	2023	2023	2023	2023	2022

Noninterest-bearing	$7,206,175	$7,586,649	$7,878,810	$7,844,329	$8,164,364
Investment checking	552,408	560,223	574,817	668,947	723,870
Savings and money market	3,278,664	3,906,187	3,627,858	3,474,651	3,653,385
Time deposits	396,395	305,727	316,036	283,943	294,626

Total deposits	11,433,642	12,358,786	12,397,521	12,271,870	12,836,245

Customer repurchase agreements	271,642	269,552	452,373	490,235	565,431

Total deposits and customer repurchase agreements	$11,705,284	$12,628,338	$12,849,894	$12,762,105	$13,401,676

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Nonperforming Assets and Delinquency Trends

	December 31, 2023	September 30, 2023		June 30, 2023	March 31, 2023	December 31, 2022
Nonperforming loans:
Commercial real estate	$15,440	$3,655		$3,159	$2,634	$2,657
Construction	-	-		-	-	-
SBA	969	1,050		629	702	443
SBA - PPP	-	-		-	-	-
Commercial and industrial	4,509	4,672		2,039	2,049	1,320
Dairy & livestock and agribusiness	60	243		273	406	477
SFR mortgage	324	339		354	384	-
Consumer and other loans	-	4		-	-	33

Total	$21,302	$9,963	[1]	$6,454	$6,175	$4,930

% of Total loans	0.24%	0.11%		0.07%	0.07%	0.05%

Past due 30-89 days (accruing):
Commercial real estate	$300	$136		$532	$425	$-
Construction	-	-		-	-	-
SBA	108	-		-	575	556
Commercial and industrial	12	-		-	-	-
Dairy & livestock and agribusiness	-	-		555	183	-
SFR mortgage	201	-		-	-	388
Consumer and other loans	18	-		-	-	175

Total	$639	$136		$1,087	$1,183	$1,119

% of Total loans	0.01%	0.00%		0.01%	0.01%	0.01%

OREO:
Commercial real estate	$-	$-		$-	$-	$-
SBA	-	-		-	-	-
SFR mortgage	-	-		-	-	-

Total	$-	$-		$-	$-	$-

Total nonperforming, past due, and OREO	$21,941	$10,099		$7,541	$7,358	$6,049

% of Total loans	0.25%	0.11%		0.08%	0.08%	0.07%

 [1] Includes $2.6 million of nonaccrual loans past due 30-89 days.

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

Regulatory Capital Ratios

		CVB Financial Corp. Consolidated
Capital Ratios	Minimum Required Plus Capital Conservation Buffer	December 31, 2023	September 30, 2023	December 31, 2022

Tier 1 leverage capital ratio	4.0%	10.3%	10.0%	9.5%
Common equity Tier 1 capital ratio	7.0%	14.6%	14.4%	13.5%
Tier 1 risk-based capital ratio	8.5%	14.6%	14.4%	13.5%
Total risk-based capital ratio	10.5%	15.5%	15.3%	14.4%

Tangible common equity ratio		8.5%	7.7%	7.4%

Tangible Book Value Reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company stockholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of December 31, 2023, September 30, 2023 and December 31, 2022.

	December 31, 2023	September 30, 2023	December 31, 2022

	(Dollars in thousands, except per share amounts)

Stockholders’ equity	$2,077,972	$1,951,401	$1,948,517
Less: Goodwill	(765,822)	(765,822)	(765,822)
Less: Intangible assets	(15,291)	(16,736)	(21,742)

Tangible book value	$1,296,859	$1,168,843	$1,160,953
Common shares issued and outstanding	139,344,981	139,337,699	139,818,703

Tangible book value per share	$9.31	$8.39	$8.30

Return on Average Tangible Common Equity Reconciliations (Non-GAAP)

The return on average tangible common equity is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of net income, adjusted for tax-effected amortization of intangibles, to net income computed in accordance with GAAP; a reconciliation of average tangible common equity to the Company’s average stockholders’ equity computed in accordance with GAAP; as well as a calculation of return on average tangible common equity.

	Three Months Ended			Year Ended
	December 31, 2023	September 30, 2023	December 31, 2022	2023	2022

	(Dollars in thousands)

Net Income	$48,508	$57,887	$66,168	$221,435	$235,425
Add: Amortization of intangible assets	1,446	1,567	1,724	6,452	7,566
Less: Tax effect of amortization of intangible assets [1]	(427)	(463)	(510)	(1,907)	(2,237)

Tangible net income	$49,527	$58,991	$67,382	$225,980	$240,754

Average stockholders’ equity	$1,994,150	$2,027,030	$1,918,983	$2,006,882	$2,066,463
Less: Average goodwill	(765,822)	(765,822)	(765,822)	(765,822)	(764,143)
Less: Average intangible assets	(15,993)	(17,526)	(22,610)	(18,434)	(25,376)

Average tangible common equity	$1,212,335	$1,243,682	$1,130,551	$1,222,626	$1,276,944

Return on average equity, annualized [2]	9.65%	11.33%	13.68%	11.03%	11.39%

Return on average tangible common equity, annualized [2]	16.21%	18.82%	23.65%	18.48%	18.85%

[1] Tax effected at respective statutory rates.

[2] Annualized where applicable.